EXHIBITS 5.3 AND 23.6

                              MINTMIRE & ASSOCIATES
                                ATTORNEYS AT LAW

                                                   265 Sunrise Avenue, Suite 204
                                                       Palm Beach, Florida 33480
                                                                  (561) 832-5696


November 30, 2001


American Ammunition, Inc.
3545 NW 71st Street
Miami, Florida 33147

     Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have acted as counsel to American Ammunition, Inc., a California corporation (the "Company"), in reviewing a registration statement on Form SB-2 (Registration Number:333-46160) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), registering initially a Note in the principal amount of $135,000 (the "Outstanding Note") payable to Argo Financial Ltd. ("Argo") and 175,324 shares of Conversion Stock into which Argo's
Note is convertible, par value $.001, and additional Notes for up to $6,865,000 (the "Additional Notes") and the 8,915,585 shares of Conversion Stock into which such Notes are convertible to be offered by certain placement agents under an agreement dated November 6, 2001, all of which Notes and Conversions Stock are for resale by the Selling Shareholders (as defined in the Registration Statement).

     For purposes of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Incorporation and Bylaws, each as amended to date, resolutions adopted by the Company's Board of Directors and other agreements, instruments, documents and records relating to the Company and the issuance of the Notes and Conversion Stock as we deemed appropriate. In all examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Company, the genuineness of signatures, the authenticity of the documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company. As to various questions of fact material to our opinion, we have relied on representations of officers of the Company.

     We express no opinion concerning the laws of any jurisdictions other than Florida and such matters as are covered by federal securities laws.


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     On the basis of the foregoing,  we are of the opinion that the  Outstanding
Note has been validly issued and when converted, that the Conversion Stock for the Outstanding Note will be validly issued, fully paid and non-assessable by the Company. Further we are of the opinion that the Additional Notes when issued, will be validly issued and when converted, that the Conversion Stock for such Additional Notes will be validly issued, fully paid and non-assessable by the Company. Lastly, we are of the opinion that the Notes will be enforceable under Florida law.

     We hereby consent to the reference of our firm under the caption "Legal Opinion" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

                                /s/Mintmire & Associates
                                Mintmire & Associates